Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2025 RESULTS:

•
REVENUE OF $123.6 MILLION, DOWN 4% SEQUENTIALLY AND 5% YEAR-OVER-YEAR
•
OPERATING INCOME OF $4.4 MILLION; EX-ITEMS, $11.8 MILLION, DOWN 25% SEQUENTIALLY AND 21% YEAR-OVER-YEAR
•
OPERATING MARGINS, EX-ITEMS, OF 10%
•
GAAP EPS OF $0.00; EX-ITEMS, $0.14, DOWN 35% SEQUENTIALLY, AND 25% YEAR-OVER-YEAR
•
FREE CASH FLOW OF $3.9 MILLION, UP OVER 50% YEAR-OVER-YEAR
•
NET DEBT REDUCED BY $4.9 MILLION; DEBT LEVERAGE RATIO REMAINS AT 1.31
•
COMPANY REPURCHASED 131,598 SHARES OF COMMON STOCK, A VALUE OF $2.0 MILLION
•
COMPANY ANNOUNCES Q1 2025 QUARTERLY DIVIDEND

HOUSTON (April 23, 2025) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported first quarter 2025 revenue of $123,600,000. Core’s operating income was $4,400,000, with earnings per diluted share (“EPS”) of $0.00, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $11,800,000, yielding operating margins of 10%, and EPS, ex-items, of $0.14. During the first quarter of 2025, the Company recorded an adjustment of approximately $6,900,000 associated with employee severance, facility consolidation expenses, and non-cash stock compensation expense. Additionally, income tax expense for the first quarter of 2025 includes several discrete tax adjustments. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “In addition to the normal seasonal decline in client activity that typically occurs between the fourth and first quarters, Core Lab’s team navigated a volatile market that included complications due to external factors associated with ongoing geopolitical conflicts, the announcement of expanded sanctions, and pending tariffs. These political headwinds impacted demand for our laboratory services tied to the maritime transportation and trading of crude oil and derived products, and also interfered with some perforating product sales. These factors created temporary operational inefficiencies for the Company.

During the first quarter, Core Lab engaged with a number of new clients to pursue growth opportunities in the Middle East and Africa, two regions that we see as long-term growth drivers for our products and services. Core’s face-to-face meetings with operators in the Asia-Pacific region during the first quarter reinforced Core Lab’s role in upcoming exploration and development programs. Our growing worldwide client base values the innovative solutions we provide, and which help them address the complex challenges of the global energy market. Core’s technological expertise and constant client engagement will drive long-term results for our shareholders.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the first quarter of 2025 was $80,900,000, down 7% sequentially, and 4% from last year. Operating income on a GAAP basis was $2,300,000, while operating income, ex-items, was $7,800,000, yielding operating margins of 10%. The segment’s financial performance in the first quarter was adversely impacted by: 1) typical seasonal patterns, 2) international geopolitical conflicts, 3) recently expanded sanctions, and 4) pending tariffs. The geopolitical factors created volatility in commodity prices, which, in turn, negatively impacted first quarter demand for laboratory services tied to the maritime transportation and trade of crude oil and derived products. Demand for these assay services did improve late in the quarter.

Emerging unconventional plays continue to hold significant strategic importance for the future production plans of operators across the Middle East. Various published sources suggest that unconventional reservoirs across the Arabian Peninsula contain proven reserves in excess of 300 billion barrels of oil and 750 trillion cubic feet of natural gas. Core Lab is partnering with National Oil Companies (“NOCs”) and independent operators across the region to evaluate these assets. In the first quarter of 2025, to better understand the reservoir rock and fluid properties of an unconventional play in the region, Core Lab was engaged by a leading NOC in the first quarter of 2025 to execute a comprehensive multi-well study. The analytical program employed Core’s proprietary laboratory technologies, including the Company’s innovative PRISM™ workflow. The PRISM™ analytical package integrates a variety of technologies, such as reservoir condition, high-frequency, Nuclear Magnetic Resonance (“NMR”). The analytical results delivered critical insights into fluid saturation profiles across these unconventional reservoirs and, very importantly, delineated the mobility potential of the various hydrocarbon phases. Core Lab’s data will provide key inputs for the client’s reservoir model and development strategies. Data generated by Core are securely stored and delivered to the client through the Company’s proprietary data management platform, RAPID™, ensuring robust data integrity and a highly efficient client experience for engineers, geoscientists, and petrophysicists.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted first quarter 2025 revenue of $42,700,000, flat sequentially and down 6% year-over-year. Operating income on a GAAP basis was $1,500,000, while operating income, ex-items, was $3,400,000, yielding operating margins of 8%, a sequential margin improvement of 450 basis points. Production Enhancement revenue was flat sequentially, despite an estimated 10% decrease in the U.S. land frac spread. Improved profitability was largely driven by increased demand for diagnostic services in the U.S., both onshore and offshore. Core’s diagnostic service revenue continues to improve as U.S. completion designs become ever more complex. This growth, along with improved U.S. product sales, was offset by a decline in international product sales for the quarter.

During the first quarter of 2025, Core Lab’s Production Enhancement segment utilized its state-of-the-art product testing facility to engineer a remedy for potential stuck drill pipe on an offshore project in the Middle East. The operator saw considerable risk should the need arise to cut the heavy gauge drill pipe required for this project. With no suitable mechanical milling options available, the client engaged the Company to test a ballistic solution using Core Lab’s proprietary DCST™ drill collar severing tool. Core’s DCST™ is designed for efficient pipe recovery operations, particularly when conventional drill pipe and casing cutters cannot be used. The DCST™ works by using precisely-timed energetic events that are sequenced to create two equal and opposing shock fronts, focusing the energy outward, and severing the drill collar or heavy pipe. The tests, performed under simulated downhole conditions, confirmed the effectiveness of the DCST™, providing the operator with a solution should they encounter stuck heavy gauge drill pipe. This allowed the operator to continue using existing equipment and materials, while still having a cost-effective remediation option.

Also in the first quarter of 2025, a U.S. operator engaged Core Lab’s Diagnostics team to deploy the Company’s suite of HT Profiler™ extreme high temperature water tracers, to evaluate a multi-stage geothermal well injection program, with bottomhole temperatures in excess of 570˚F. Geothermal projects often involve the creation of a hydraulic connection between injector and producer wells. This creates a flow loop through which naturally heated water is returned to the surface. To validate these high temperature water tracers, the well was shut-in for over a month prior to flowback. Analysis of the flowback fluids confirmed long-term tracer stability at these extreme conditions. Core’s HT Profiler™ extreme high temperature water tracers enable geothermal operators to develop vector maps for water injection programs that delineate subsurface flow patterns and aid in the optimization of geothermal projects. Core Lab’s engagement on this project is ongoing.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the first quarter of 2025, cash from operations was $6,700,000 and capital expenditures associated with operations were $2,800,000, yielding FCF of $3,900,000. Cash from operations was impacted by an increase in working capital, as accounts receivable grew by $5,300,000 during the quarter. The growth in accounts receivable occurred in March, reflecting a higher level of sales at quarter-end. In February 2024, fire damaged one building on the campus of the Company’s Advanced Technology Center in Aberdeen, Scotland. Losses and damage caused by the fire are covered by the Core Lab’s insurance programs. The insurance proceeds, and the capital expenditures associated with replacing the equipment and restoring the building, are disclosed separately in the investing section of the cash flow statement. These items are not included in the calculation of FCF.

As of March 31, 2025, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $103,900,000, which was reduced by $4,900,000 during the quarter. Also during the first quarter of 2025, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.31, flat compared to December 31, 2024, and remained at the lowest level in eight years.

The Company will remain focused on executing its strategic business initiatives while also further reducing its leverage ratio. In addition, Core Lab will continue to evaluate allocation of capital and other uses of free cash to return value to shareholders.

On January 29, 2025, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on March 3, 2025, to shareholders of record on February 10, 2025.

On April 23, 2025, the Board approved a cash dividend of $0.01 per share of common stock payable on May 27, 2025, to shareholders of record on May 5, 2025.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the first quarter of 2025 was 8.3%.

Industry and Core Lab Outlook and Guidance

Recent tariffs announced by the U.S., along with OPEC’s decision to increase oil production, have resulted in a decline in crude oil prices. The uncertainty of demand for crude oil caused by ongoing trade negotiations, combined with the OPEC+ announcement of increased production quotas, has raised the likelihood that crude oil inventory levels will rise. Core maintains its constructive long-term outlook on international upstream projects for the remainder of 2025 and beyond. The IEA, EIA, and OPEC+ continue to forecast growth in crude oil demand to be between 0.7 and 1.3 million barrels per day for 2025. This demand is mainly driven by non-OECD countries in Asia, India, emerging markets in the Middle East, and Africa. Outside the U.S., large-scale international oil and gas projects are expected to be more resilient to the near-term volatility of crude oil prices.

Core sees international project activity to be steady, with committed long-term upstream projects from the South Atlantic Margin, North and West Africa, Norway, the Middle East, and certain areas of Asia Pacific. The Company believes that activity levels associated with smaller-scale, short-cycle crude oil development projects will be more sensitive to a decrease and/or continued volatility of crude oil prices. As such, changes in crude oil prices are anticipated to have a greater impact on drilling and completion activity levels in the U.S. onshore market.

Core Lab believes that the proposed tariffs will not apply to the vast majority of service revenue and product sales provided by the Company. Core Lab’s services account for over 75% of the Company’s total revenue, and are currently not subject to tariffs. Core’s product sales have been less than 25% of total revenue, and are primarily manufactured in the U.S.; import tariffs would not apply to approximately 50% of these products, as they are consumed in the U.S. drilling and completion markets. Products manufactured in the U.S. and delivered to international clients may attract tariffs depending on the outcome of international trade negotiations. Certain raw materials imported and used in the Company’s U.S manufacturing of products may attract import tariffs applied by the U.S. The Company is currently taking steps to mitigate the impact of potential tariffs.

Reservoir Description’s second quarter revenue is projected to range from $85,000,000 to $89,000,000, and operating income of $11,000,000 to $13,000,000. Production Enhancement’s second quarter revenue is estimated to range from $43,000,000 to $45,000,000, with operating income of $2,000,000 to $2,600,000.

Core’s second quarter 2025 revenue is projected to range from $128,000,000 to $134,000,000, with operating income of $13,100,000 to $15,700,000, yielding operating margins of approximately 11%. EPS for the second quarter of 2025 is expected to be $0.17 to $0.21.

The Company’s second quarter 2025 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Although the first quarter of 2025 includes discrete items which increased the effective tax rate, the Company projects the effective tax rate for 2025 to be approximately 25%. Second quarter guidance assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2025 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, April 24, 2025. To register for the listen-only webcast, log on to www.corelab.com 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact jenna.palfrey@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact on tariffs and sanctions, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2025	December 31, 2024	March 31, 2024	vs. Q4-24	vs. Q1-24
REVENUE	$123,585	$129,237	$129,637	(4.4)%	(4.7)%

OPERATING EXPENSES:
Costs of services and product sales	99,469	106,199	104,588	(6.3)%	(4.9)%
General and administrative expense	13,647	9,080	11,789	50.3%	15.8%
Depreciation and amortization	3,717	3,664	3,843	1.4%	(3.3)%
Other (income) expense, net	2,335	(3,880)	846	NM	176.0%
Total operating expenses	119,168	115,063	121,066	3.6%	(1.6)%

OPERATING INCOME	4,417	14,174	8,571	(68.8)%	(48.5)%
Interest expense	2,602	2,629	3,423	(1.0)%	(24.0)%
Income before income taxes	1,815	11,545	5,148	(84.3)%	(64.7)%
Income tax expense	1,746	4,076	1,658	(57.2)%	5.3%
Net income	69	7,469	3,490	(99.1)%	(98.0)%
Net income attributable to non-controlling interest	223	66	270	NM	NM
Net income (loss) attributable to Core Laboratories Inc.	$(154)	$7,403	$3,220	NM	NM

Diluted earnings per share	$—	$0.16	$0.07	NM	NM

Diluted earnings (loss) per share attributable to Core Laboratories Inc.	$—	$0.15	$0.07	NM	NM

Weighted average common shares outstanding - assuming dilution	46,773	47,773	47,703	(2.1)%	(1.9)%

Effective tax rate	96%	35%	32%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$80,897	$86,793	$84,236	(6.8)%	(4.0)%
Production Enhancement	42,688	42,444	45,401	0.6%	(6.0)%
Consolidated	$123,585	$129,237	$129,637	(4.4)%	(4.7)%

Operating income:
Reservoir Description	$2,339	$16,643	$6,892	(85.9)%	(66.1)%
Production Enhancement	1,503	(2,597)	1,576	NM	(4.6)%
Corporate and Other	575	128	103	NM	NM
Consolidated	$4,417	$14,174	$8,571	(68.8)%	(48.5)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

			% Variance
ASSETS:	March 31, 2025	December 31, 2024	vs. Q4-24

Cash and cash equivalents	$22,107	$19,157	15.4%
Accounts receivable, net	117,031	111,761	4.7%
Inventories	59,031	59,402	(0.6)%
Other current assets	30,599	36,286	(15.7)%
Total current assets	228,768	226,606	1.0%

Property, plant and equipment, net	97,943	97,063	0.9%
Right of use assets	57,490	56,488	1.8%
Intangibles, goodwill and other long-term assets, net	207,318	210,249	(1.4)%
Total assets	$591,519	$590,406	0.2%

LIABILITIES AND EQUITY:

Accounts payable	$38,497	$34,549	11.4%
Short-term operating lease liabilities	11,654	10,690	9.0%
Other current liabilities	53,576	52,347	2.3%
Total current liabilities	103,727	97,586	6.3%

Long-term debt, net	124,367	126,111	(1.4)%
Long-term operating lease liabilities	43,981	43,343	1.5%
Other long-term liabilities	60,088	65,630	(8.4)%

Total equity	259,356	257,736	0.6%
Total liabilities and equity	$591,519	$590,406	0.2%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69	$3,490
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,159	4,820
Depreciation and amortization	3,717	3,843
Deferred income taxes	(1,817)	2,827
Accounts receivable	(5,938)	(6,290)
Inventories	(272)	991
Accounts payable	2,971	(551)
Other adjustments to net income	3,771	(3,600)
Net cash provided by operating activities	6,660	5,530

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(2,785)	(3,052)
Capital expenditures - rebuilding of Aberdeen facility	(794)	—
Net proceeds from insurance recovery	3,121	—
Net proceeds on life insurance policies	—	805
Other investing activities	1,230	590
Net cash provided by (used in) investing activities	772	(1,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(15,000)	(17,000)
Proceeds from long-term debt	13,000	14,000
Dividends paid	(469)	(468)
Repurchase of common shares	(2,022)	(44)
Equity related transaction costs and other financing activities	9	(568)
Net cash used in financing activities	(4,482)	(4,080)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,950	(207)
CASH AND CASH EQUIVALENTS, beginning of period	19,157	15,120
CASH AND CASH EQUIVALENTS, end of period	$22,107	$14,913

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income (Loss) and Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
GAAP reported	$4,417	$14,174	$8,571
Stock compensation (1)	3,505	(771)	3,458
Inventory and asset write-downs, lease abandonment and severance (2)	3,416	4,115	2,633
Gain on insurance recovery (3)	—	(2,572)	—
Foreign exchange losses (gains)	480	761	285
Excluding specific items	$11,818	$15,707	$14,947

	Net Income (Loss) Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
GAAP reported	$(154)	$7,403	$3,220
Stock compensation (1)	2,629	(617)	2,766
Inventory and asset write-downs, lease abandonment and severance (2)	2,562	3,292	2,106
Gain on insurance recovery (3)	—	(2,058)	—
Foreign exchange losses (gains)	360	610	229
Effect of higher (lower) tax rate (4)	1,292	1,766	628
Excluding specific items	$6,689	$10,396	$8,949

	Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
GAAP reported	$—	$0.15	$0.07
Stock compensation (1)	0.05	(0.01)	0.06
Inventory and asset write-downs, lease abandonment and severance (2)	0.05	0.07	0.04
Gain on insurance recovery (3)	—	(0.04)	—
Foreign exchange losses (gains)	0.01	0.01	0.01
Effect of higher (lower) tax rate (4)	0.03	0.04	0.01
Excluding specific items	$0.14	$0.22	$0.19

(1) Three months ended March 31, 2024 and 2025 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age. Three months ended December 31, 2024 includes reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards.

(2) Three months ended March 31, 2024 and 2025 and three months ended December 31, 2024 includes severance costs, the write-down of inventory, right of use assets and leasehold improvements, and other exit costs associated with consolidation of certain facilities.

(3) Three months ended December 31, 2024 Includes gain on insurance recovery associated with the fire at the Aberdeen, U.K. facility.

(4) Three months ended March 31, 2024 and three months ended December 31, 2024 reflects tax expense at a normalized rate of 20%. Three months ended March 31, 2025 reflects tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended March 31, 2025
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$2,339	$1,503	$575
Stock compensation	2,360	1,145	—
Inventory and asset write-downs, lease abandonment and severance	2,869	547
Foreign exchange losses (gains)	188	242	50
Excluding specific items	$7,756	$3,437	$625

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 8.3% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $33.6 million divided by Average Total Invested Capital ("Average TIC") of $402.2 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2025
Net cash provided by operating activities	$6,660
Capital expenditures - operations	(2,785)
Free cash flow	$3,875

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